Exhibit 99.1

FOR IMMEDIATE RELEASE

Genesis HealthCare Contact:

Investor Relations

610-925-2000

GENESIS HEALTHCARE

REPORTS SECOND QUARTER 2016 RESULTS

Genesis Completes Refinancing of Term Loan Facility Further Strengthening Balance Sheet

KENNETT SQUARE, PA – (August 4, 2016) – Genesis HealthCare (Genesis, or the Company) (NYSE:GEN), one of the largest post-acute care providers in the United States, today announced operating results for the second quarter ended June 30, 2016.

Summary of Recent Financing Activity

•

Addresses near-term refinancing and liquidity risks by entering into a new $120 million four-year term loan agreement on July 29, 2016 and paying off the prior term loan that would have matured in December 2017;

•	Obtains greater flexibility to operate and grow by establishing covenants with significant credit parties that reflect current operating levels; and
•	Closes on 18 HUD guaranteed mortgages year-to-date with a total of $129.1 million of proceeds used to pay down real estate bridge loans.

“The new four-year term loan facility and the amendments to our other loan agreements and significant master leases eliminate short-term debt refinancing risk and create stability in our capital structure providing a stronger foundation to operate and grow our business,” said George V. Hager, Jr., Chief Executive Officer of Genesis.  “We worked in close collaboration with our long-term credit partners on these transactions and appreciate their continued support of our Company.”

Second Quarter 2016 Results

•	Net loss attributable to Genesis Healthcare, Inc. in the second quarter of 2016 was $23.0 million compared to $19.2 million in the second quarter of 2015;
•

Adjusted EBITDAR in the second quarter of 2016 was $189.4 million, reflecting $5 million of higher levels of same store professional liability risk and bad debt expense, compared to $198.0 million in the prior year quarter;

•	Adjusted EBITDA in the second quarter of 2016 was $63.0 million, exceeding First Call consensus estimates of $57.6 million;
•	The Company reaffirms outlook for 2016 in conformity with SEC’s updated guidance on non-GAAP financial measures.

“I am pleased to announce that Genesis produced a strong, stable quarter due to the hard work and dedication of our caregivers and employees across the country,” continued Hager.  “Second quarter census was in line with our expectations and the rate of year-over-year census decline moderated as compared to the first quarter of 2016.  Our focus on managing the controllable aspects of our business was a key factor in our success this quarter and we expect it will position us well for the second half of 2016.”

“At the same time, we are positioning the Company to thrive in a world that will increasingly reward value-based providers. Our participation in value-based demonstrations and our organizational focus on reducing avoidable hospital readmissions and managing down lengths of stay creates self-imposed near term pressure on skilled census but are vital to our long-term success. We are doing what is required for the long-term strength and success of the Company,” concluded Hager.

Financing and Portfolio Management Activities

Financing Activities Occurring Subsequent to Quarter End

On July 29, 2016, Genesis entered into a new term loan agreement maturing July 29, 2020 in the aggregate principal amount of $120.0 million. Interest on the new term loan is equal to a base rate (subject to a floor of 1.00%) plus 13%, of which 2% may be paid-in-kind.  The new term loan does not contain any pre-payment penalty provision.  Genesis used the net proceeds of the new term loan, along with available cash, to repay in full the remaining $156.5 million obligation under the prior term loan agreement, including a 2% prepayment penalty.  The prior term loan and all related guarantees and liens were terminated upon such payments.

Also, on July 29, 2016, Genesis entered into an amendment to its revolving credit facilities.  The amendment modifies financial covenants and increases the interest rate margin applicable to the three credit facility tranches by 0.25% to 1.00%.

Also, on July 29, 2016, Genesis entered into amendments to its master leases with Welltower Inc. (Welltower), Sabra Healthcare REIT, Inc. (Sabra) and Omega Healthcare Investors, Inc. and its bridge loan agreements with Welltower to revise the financial covenants under such agreements.

The agreements described above reset financial covenants effective June 30, 2016 at levels approximating a 20%-25% cushion to current and projected EBITDA.

Financing Activities Occurring During the Second Quarter

Year-to-date, Genesis has closed on 18 HUD guaranteed mortgages totaling $129.1 million ($61.2 million during the second quarter) that, together with $54.2 million of asset sale proceeds, were used to pay down partially $183.3 million of the Company’s real estate bridge loans with Welltower.  Welltower real estate bridge loans totaling $310.8 million remain outstanding as of June 30, 2016. Genesis expects to continue to refinance the real estate bridge loans with lower cost and longer maturity HUD guaranteed mortgages or other permanent financing through the end of 2016.

Portfolio Management Activities
In May 2016, Genesis purchased for $55 million the real estate of five Genesis facilities previously under lease agreements that had annual rent of $6.3 million.  The purchase was financed in part with a $44 million real estate bridge loan issued by a third-party bank that has a three-year term and interest at LIBOR plus 4.00%.  The Company intends to refinance this mortgage debt with HUD guaranteed mortgages by the end of 2016.

In June 2016, Genesis signed an agreement to divest of nine underperforming leased assisted living facilities in the states of Pennsylvania, Delaware and West Virginia.  The nine facilities have annual revenue of $22.5 million, $5 million in lease expense, no Adjusted EBITDA and $2.8 million of pre-tax net loss. This transaction is expected to close in the second half of 2016.

As previously announced, in May 2016, Genesis completed the sale of its hospice and home health operations.  The operations were sold for $84 million – consisting of cash consideration of $72 million and a $12 million short-term note. Proceeds were used to repay partially the Company’s prior term loan dated December 3, 2012. The Company recorded a $43.8 million gain on the sale of these businesses in the second quarter of 2016, which is included in other income.

“These portfolio management activities have been executed in line with our priorities to reduce leverage and increase free cash flow of the Company,” noted Hager.

Restructuring of Sabra Master Leases

Subsequent to the end of the second quarter, Genesis entered into a memorandum of understanding with Sabra outlining the terms of a restructuring to its master lease agreements.  The significant features of the restructuring include:

•

the application of a 7.5% credit against current rent from the proceeds of certain asset sales.  Any residual rent related to assets sold will continue to be paid by Genesis through its current terms, which expire in 2020 and 2021;

•

reallocation of rents among certain of the master leases in order to establish market-based lease coverages.  As a result of this amendment to the existing leases, any excess rent above market lease coverage will expire in 2020 and 2021;

•	extensions of two to four years to the initial terms of certain master leases, which, after 2020 and 2021, will reflect market based lease coverages.

The restructuring provides a long-term solution to Genesis’ master leases with Sabra.  Based upon the estimated sale proceeds of certain assets and the excess rent associated with the rent reallocation, Genesis projects the annual rent reduction by 2021 to be between $11.0 million and $13.0 million.

China Update

In June 2016, an international affiliate of Genesis Rehabilitation Services (GRS) opened Qinhuangdao Taisheng-GRS International Rehabilitation Center, the first rehabilitation center in the Beijing, Tianjin and Hebei metropolitan areas.  The 174-bed, 15,000 square meters center provides Western rehabilitation technologies and service philosophies that are localized for the China market and sets industry standards for Chinese rehabilitation services. This facility was built applying PowerBack Rehabilitation standards used in the United States.

Currently, GRS operates a total of seven locations comprised of the two Vitality Centers in China and Hong Kong, the Qinhuangdao Taisheng facility, and inpatient and outpatient rehabilitation services in four hospitals.  GRS plans to open two additional Vitality Centers and four hospital joint ventures in August 2016, bringing GRS to a total of 13 facilities in China. Through the second half of 2016, GRS’ strategic footprint will cover Beijing, Shanghai, Guangzhou and Hong Kong.

Agreement in Principle on Financial Terms of a Settlement of Four Matters

In July 2016, the Company and the US Department of Justice (DOJ) reached an agreement in principle on the financial terms of a settlement regarding four matters arising out of the activities of Skilled Healthcare or Sun Healthcare prior to their operations becoming part of the Company’s operations (the Successor Matters).  The four matters are: the Creekside Hospice Litigation, the Therapy Matters Investigation, the Staffing Matters Investigation and the SunDance Part B Therapy Matter (each, as defined in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016).  The Company has agreed to the settlement in principle in order to resolve the allegations underlying the Successor Matters and to avoid the uncertainty and expense of litigation.

Based on the agreement in principle and in anticipation of the execution of final agreements and payment of a settlement amount of $52.7 million (the Settlement Amount), the Company recorded an additional loss contingency expense in the amount of $13.6 million in the second quarter of 2016, to increase its previously estimated and recorded liability.  The Company expects to remit the Settlement Amount to the government over a period of five years, once the agreement has been fully documented.

The agreement in principle is subject to negotiation, completion and execution of appropriate implementing agreements, including a settlement agreement or agreements, which are expected to be finalized in the second half of 2016, and the final approval of the respective parties.  There can be no assurance that the Company will enter into a final settlement agreement with the DOJ.  At this time, management believes that the ultimate outcome of the Successor Matters will not have a material adverse effect on the Company’s consolidated financial condition, results of operations and cash flows.

2016 Guidance

The Company reaffirms its previously announced guidance for fiscal 2016.

	2016 Guidance

($ in millions)	Low	Mid	High
Net Revenues	$5,650.0	$5,700.0	$5,750.0
Adjusted EBITDAR	710.0	725.0	740.0
Adjusted EBITDA	208.0	223.0	238.0

See reconciliation of forward looking non-GAAP financial measures included herein.

The Company is withdrawing its previously issued 2016 guidance with respect to Adjusted Diluted (Loss) Earnings Per Share and Recurring Free Cash Flow in response to the SEC’s updated guidance on non-GAAP financial measures and related disclosures.

Conference Call

Genesis HealthCare will hold a conference call at 8:30 a.m. Eastern Time on Friday, August 5, 2016 to discuss financial results for the second quarter of 2016.  Investors can access the conference call by calling (855) 849-2198 or live via a listen-only webcast through the Genesis web site at http://www.genesishcc.com/investor-relations/, where a replay of the call will also be posted for one year.

About Genesis HealthCare

Genesis HealthCare (NYSE: GEN) is a holding company with subsidiaries that, on a combined basis, comprise one of the nation’s largest post-acute care providers with more than 500 skilled nursing centers and assisted/senior living communities in 34 states nationwide. Genesis subsidiaries also supply rehabilitation and respiratory therapy to more than 1,700 healthcare providers in 45 states, the District of Columbia and China.  References made in this release to “Genesis,” “the Company,” “we,” “us” and “our” refer to Genesis HealthCare and each of its wholly-owned companies. Visit our website at www.genesishcc.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” “plans,” or “prospect,” or the negative or other variations thereof or comparable terminology. They include, but are not limited to, statements about Genesis’ expectations and beliefs regarding its future financial performance, anticipated cost management, anticipated acquisitions, anticipated divestitures, anticipated business development, anticipated refinancing opportunities and other financing activities, anticipated synergies, the anticipated resolution of government investigations and litigation and anticipated compliance with covenants. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release, and there can be no assurance that they will be achieved or occur, in whole or in part, in the timeframes anticipated by the Company or at all. Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Genesis may differ materially from that expressed or implied by such forward-looking statements.

These risks and uncertainties include, but are not limited to, the following:

•

reductions in Medicare or Medicaid reimbursement rates, or changes in the rules governing the Medicare or Medicaid programs could have a material adverse effect on our revenues, financial condition and results of operations;

•	reforms to the U.S. healthcare system that have imposed new requirements on us;
•	revenue we receive from Medicare and Medicaid is subject to potential retroactive reduction;

•	our success is dependent upon retaining key executives and personnel;
•

it can be difficult to attract and retain qualified nurses, therapists, healthcare professionals and other key personnel, which, along with a growing number of minimum wage and compensation related regulations, can increase our costs related to these employees;

•

recently enacted changes in Medicare reimbursements for physician and non-physician services could impact reimbursement for medical professionals. Moreover, payment annual caps that limit the amounts that can be paid for outpatient therapy services rendered to any Medicare beneficiary may negatively affect our results of operations;

•

we are subject to extensive and complex laws and government regulations. If we are not operating in compliance with these laws and regulations or if these laws and regulations change, we could be required to make significant expenditures or change our operations in order to bring our facilities and operations into compliance;

•

our physician services operations are subject to corporate practice of Medicare laws and regulations. Our failure to comply with these laws and regulations could have a material adverse effect on our business and operations;

•

we face inspections, reviews, audits and investigations under federal and state government programs, such as the Department of Justice, and contracts. These investigations and audits could result in adverse findings that may negatively affect our business, including our results of operations, liquidity and financial condition;

•

significant legal actions, which are commonplace in our industry, could subject us to increased operating costs, which could materially and adversely affect our results of operations, liquidity and financial condition;

•

insurance coverages, including professional liability coverage, may become increasingly expensive and difficult to obtain for health care companies, and our self-insurance may expose us to significant losses;

•	failure to maintain effective internal control over financial reporting could have an adverse effect on our ability to report on our financial results on a timely and accurate basis;
•	we may be unable to reduce costs to offset decreases in our patient census levels or other expenses timely and completely;
•	completed and future acquisitions may consume significant resources, may be unsuccessful and could expose us to unforeseen liabilities and integration risks;
•

we lease a significant number of our facilities and may experience risks relating to lease termination, lease expense escalators, lease extensions. special charges and leases that are not economically efficient in the current business environment;

•

our substantial indebtedness, scheduled maturities and disruptions in the financial markets could affect our ability to obtain financing or to extend or refinance debt as it matures, which could negatively impact our results of operations, liquidity, financial condition and the market price of our common stock;

•

we are subject to numerous covenants and requirements under our various credit and leasing agreements and a breach of any such covenants or requirements could, unless timely and effectively remediated, lead to default and potential cross default under such agreements;

•

the holders of a majority of the voting power of Genesis’ common stock have entered into an extended voting agreement, and the voting group’s interests may conflict with the interests of other holders;

•

some of our directors are significant stockholders or representatives of significant stockholders, which may present issues regarding diversion of corporate opportunities and other potential conflicts; and

•	we are a “controlled company” within the meaning of NYSE rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016 when it is filed, discuss the foregoing risks as well as other important risks and uncertainties of which investors should be aware. Any forward-looking statements contained herein are made only as of the date of this release. Genesis disclaims any obligation to update its forward-looking statements or any of the information contained in this release. Investors are cautioned not to place undue reliance on these forward-looking statements.

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GENESIS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Net revenues	$1,438,358	$1,419,475	$2,910,576	$2,762,476
Salaries, wages and benefits	832,693	820,926	1,700,410	1,611,659
Other operating expenses	350,161	348,236	711,258	660,797
General and administrative costs	45,026	43,483	93,453	85,016
Provision for losses on accounts receivable	29,681	22,113	56,174	45,509
Lease expense	36,968	38,959	74,284	75,378
Depreciation and amortization expense	67,953	53,605	129,718	113,538
Interest expense	133,860	126,385	269,041	247,698
Loss on extinguishment of debt	468	—	468	3,234
Investment income	(658)	(431)	(1,139)	(847)
Other (income) loss	(42,923)	50	(42,911)	(7,560)
Transaction costs	4,993	2,642	6,747	88,710
Skilled Healthcare and other loss contingency expense	13,566	1,500	15,192	1,500
Equity in net income of unconsolidated affiliates	(497)	(360)	(1,260)	(513)
Loss before income tax expense (benefit)	(32,933)	(37,633)	(100,859)	(161,643)
Income tax expense (benefit)	3,086	(4,419)	6,150	(10,067)
Loss from continuing operations	(36,019)	(33,214)	(107,009)	(151,576)
Income (loss) from discontinued operations, net of taxes	61	(1,722)	23	(1,610)
Net loss	(35,958)	(34,936)	(106,986)	(153,186)
Less net loss attributable to noncontrolling interests	12,985	15,750	40,974	21,434
Net loss attributable to Genesis Healthcare, Inc.	$(22,973)	$(19,186)	$(66,012)	$(131,752)

Loss per common share:
Basic and diluted:
Weighted average shares outstanding for basic and diluted loss from continuing operations per share	89,421	89,211	89,310	82,279
Basic and diluted net loss per common share:
Loss from continuing operations attributable to Genesis Healthcare, Inc.	$(0.26)	$(0.20)	$(0.74)	$(1.58)
Income (loss) from discontinued operations, net of taxes	0.00	(0.02)	0.00	(0.02)
Net loss attributable to Genesis Healthcare, Inc.	$(0.26)	(0.22)	$(0.74)	$(1.60)

GENESIS HEALTHCARE, INC.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(IN THOUSANDS)

	June 30, 2016	December 31, 2015
Assets:
Current assets:
Cash and equivalents	$46,678	$61,543
Accounts receivable, net of allowances for doubtful accounts	819,919	789,387
Other current assets	190,299	160,563
Total current assets	1,056,896	1,011,493
Property and equipment, net of accumulated depreciation	3,957,245	4,085,247
Identifiable intangible assets, net of accumulated amortization	192,566	209,967
Goodwill	444,508	470,019
Other long-term assets	281,803	283,223
Total assets	$5,933,018	$6,059,949

Liabilities and Stockholders' Deficit:
Current liabilities:
Accounts payable and accrued expenses	$408,896	$431,542
Accrued compensation	225,382	185,054
Other current liabilities	182,376	182,069
Total current liabilities	816,654	798,665

Long-term debt	1,126,258	1,186,159
Capital lease obligations	1,010,314	1,053,816
Financing obligations	3,107,733	3,064,077
Other long-term liabilities	594,767	576,619
Stockholders' deficit	(722,708)	(619,387)
Total liabilities and stockholders' deficit	$5,933,018	$6,059,949

GENESIS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(IN THOUSANDS)

	Six months ended June 30,
	2016	2015

Net cash provided by (used in) operating activities (1)	$23,515	$(7,729)
Net cash provided by (used in) investing activities	38,824	(28,867)
Net cash (used in) provided by financing activities	(77,204)	32,011
Net decrease in cash and equivalents	(14,865)	(4,585)
Beginning of period	61,543	87,548
End of period	$46,678	$82,963

(1) - Net cash provided by (used in) operating activities in the six months ended June 30, 2016 and June 30, 2015 includes approximately $7 million and $62 million, respectively, of cash payments for transaction-related costs.

GENESIS HEALTHCARE, INC.

KEY FINANCIAL PERFORMANCE INDICATORS

(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(In thousands)		(In thousands)
Financial Results
Net revenues	$1,438,358	$1,419,475	$2,910,576	$2,762,476
EBITDAR	205,848	181,316	372,184	274,971
EBITDA	168,880	142,357	297,900	199,593
Adjusted EBITDAR	189,352	197,974	367,702	375,777
Adjusted EBITDA	62,975	76,557	116,508	136,982
Net loss attributable to Genesis Healthcare, Inc.	(22,973)	(19,186)	(66,012)	(131,752)

INPATIENT SEGMENT*:	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Occupancy Statistics - Inpatient
Available licensed beds in service at end of period	57,873	56,730	57,873	56,730
Available operating beds in service at end of period	56,320	55,087	56,320	55,087
Available patient days based on licensed beds	5,247,424	5,154,768	10,521,485	9,930,941
Available patient days based on operating beds	5,109,740	4,996,311	10,242,959	9,625,192
Actual patient days	4,373,938	4,338,337	8,791,285	8,427,184
Occupancy percentage - licensed beds	83.4%	84.2%	83.6%	84.9%
Occupancy percentage - operating beds	85.6%	86.8%	85.8%	87.6%
Skilled mix	20.2%	21.8%	20.7%	22.3%
Average daily census	48,065	47,674	48,304	46,559

Revenue per patient day (skilled nursing facilities)
Medicare Part A	$513	$503	$513	$502
Medicare total (including Part B)	555	543	554	538
Insurance	464	454	452	446
Private and other	305	310	304	312
Medicaid	218	217	219	216
Medicaid (net of provider taxes)	199	195	200	195
Weighted average (net of provider taxes)	$272	$272	$273	$273

Patient days by payor (skilled nursing facilities)
Medicare	533,758	573,295	1,103,507	1,153,193
Insurance	303,005	307,163	615,153	594,922
Total skilled mix days	836,763	880,458	1,718,660	1,748,115
Private and other	299,654	277,038	598,406	563,624
Medicaid	2,992,530	2,866,194	5,968,281	5,512,696
Total Days	4,128,947	4,023,690	8,285,347	7,824,435

Patient days as a percentage of total patient days (skilled nursing facilities)
Medicare	12.9%	14.2%	13.3%	14.7%
Insurance	7.3%	7.6%	7.4%	7.6%
Skilled mix	20.2%	21.8%	20.7%	22.3%
Private and other	7.3%	6.9%	7.2%	7.2%
Medicaid	72.5%	71.3%	72.1%	70.5%
Total	100.0%	100.0%	100.0%	100.0%

Facilities at end of period
Skilled nursing facilities:
Leased	375	384	375	384
Owned	55	33	55	33
Joint Venture	5	5	5	5
Managed **	39	36	39	36
Total skilled nursing facilities	474	458	474	458
Total licensed beds	57,909	55,605	57,909	55,605

Assisted living facilities:
Leased	28	29	28	29
Owned	4	22	4	22
Joint Venture	1	1	1	1
Managed	2	4	2	4
Total assisted living facilities	35	56	35	56
Total licensed beds	2,803	3,962	2,803	3,962
Total facilities	509	514	509	514

Total Jointly Owned and Managed– (Unconsolidated)	20	19	20	19

REHABILITATION THERAPY SEGMENT:	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenue mix %:
Company-operated	36%	39%	36%	39%
Non-affiliated	64%	61%	64%	61%
Sites of service (at end of period)	1,627	1,499	1,627	1,499
Revenue per site	$162,236	$171,570	$330,879	$336,478
Therapist efficiency %	69%	70%	69%	70%

*Inpatient Segment Key Financial Performance Indicators for the six months ended June 30, 2015 include Skilled Healthcare beginning February 1, 2015.

** In 2015 and 2016, includes 20 facilities located in Texas for which the real estate is owned by Genesis.

Reasons for Non-GAAP Financial Disclosure

The following discussion includes references to EBITDAR, Adjusted EBITDAR, EBITDA and Adjusted EBITDA, which are non-GAAP financial measures (collectively, Non-GAAP Financial Measures). For purposes of SEC Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position and cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, we have provided reconciliations of the Non-GAAP Financial Measures to the most directly comparable GAAP financial measures.

We believe the presentation of Non-GAAP Financial Measures provides useful information to investors regarding our results of operations because these financial measures are useful for trending, analyzing and benchmarking the performance and value of our business. By excluding certain expenses and other items that may not be indicative of our core business operating results, these Non-GAAP Financial Measures:

•allow investors to evaluate our performance from management’s perspective, resulting in greater transparency with respect to supplemental information used by us in our financial and operational decision making;

•facilitate comparisons with prior periods and reflect the principal basis on which management monitors financial performance;

•facilitate comparisons with the performance of others in the post-acute industry;

•provide better transparency as to the relationship each reporting period between our cash basis lease expense and the level of operating earnings available to fund lease expense; and

•allow investors to view our financial performance and condition in the same manner its significant landlords and lenders require us to report financial information to them in connection with determining our compliance with financial covenants.

We use Non-GAAP Financial Measures primarily as performance measures and believe that the GAAP financial measure most directly comparable to them is net income (loss) attributed to Genesis Healthcare, Inc. We use Non-GAAP Financial Measures to assess the relative performance of our operating businesses, as well as the employees responsible for operating such businesses. Non-GAAP Financial Measures are useful in this regard because they do not include such costs as interest expense, income taxes and depreciation and amortization expense which may vary from business unit to business unit depending upon such factors as the method used to finance the original purchase of the business unit or the tax law in the state in which a business unit operates. By excluding such factors when measuring financial performance, many of which are outside of the control of the employees responsible for operating our business units, we are better able to evaluate the operating performance of the business unit and the employees responsible for business unit performance. Consequently, we use these Non-GAAP Financial Measures to determine the extent to which our employees have met performance goals, and therefore may or may not be eligible for incentive compensation awards.

We also use Non-GAAP Financial Measures in our annual budget process. We believe these Non-GAAP Financial Measures facilitate internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. The presentation of these Non-GAAP Financial Measures is consistent with our past practice and we believe these measures further enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods.

Although we use Non-GAAP Financial Measures as financial measures to assess the performance of our business, the use of these Non-GAAP Financial Measures is limited because they do not consider certain material costs necessary to operate the business.  Because Non-GAAP Financial Measures do not consider these important elements of our cost structure, a user of our financial information who relies on Non-GAAP Financial Measures as the only measures of our performance could draw an incomplete or misleading conclusion regarding our financial performance. Consequently, a user of our financial information should consider net income (loss) attributed to Genesis Healthcare, Inc. as an important measure of its financial performance because it provides the most complete measure of our performance.

Other companies may define Non-GAAP Financial Measures differently and, as a result, our Non-GAAP Financial Measures may not be directly comparable to those of other companies.  Non-GAAP Financial Measures do not represent net income (loss), as defined by GAAP. Non-GAAP Financial Measures should be considered in addition to, not a substitute for, or superior to, GAAP Financial Measures.

We use the following Non-GAAP Financial Measures that we believe are useful to investors as key measures of our operating performance:

EBITDAR and EBITDA

“EBITDAR” is defined as net income or loss attributable to Genesis Healthcare, Inc. before net income or loss of non-controlling interests, net income or loss from discontinued operations, depreciation and amortization expense, interest expense and lease expense.  We believe EBITDAR is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (interest and lease expense) and our asset base (depreciation and amortization expense) from our operating results.  We also use EBITDAR as one measure in determining the value of prospective acquisitions or divestitures.  EBITDAR is also a commonly used measure to estimate the enterprise value of businesses in the healthcare industry. In addition, covenants in our lease agreements use EBITDAR as a measure of financial compliance.

“EBITDA” is defined as EBITDAR less lease expense.   We believe EBITDA is useful to an investor in evaluating our operating performance for the same reasons identified with respect to EBITDAR.  EBITDA is a commonly used measure to estimate the enterprise value of businesses in the healthcare industry.  In addition, covenants in our debt agreements use EBITDA as a measure of financial compliance.

Adjustments to EBITDAR and EBITDA

We adjust EBITDAR and EBITDA when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted EBITDAR and Adjusted EBITDA, when combined with GAAP net income (loss) attributable to Genesis Healthcare, Inc., EBITDAR and EBITDA, is beneficial to an investor’s complete understanding of our operating performance.  In addition, such adjustments are substantially similar to the adjustments to EBITDAR and EBITDA provided for in the financial covenant calculations contained in our lease and debt agreements.

We adjust EBITDAR and EBITDA for the following items:

•

Loss on extinguishment of debt. We recognize losses on the extinguishment of debt when we refinance our debt prior to its original term, requiring us to write-off any unamortized deferred financing fees.  We exclude the effect of losses or gains recorded on the early extinguishment of debt because we believe these gains and losses do not accurately reflect the underlying performance of our operating businesses.

•

Other income (loss).  We primarily use this income statement caption to capture gains and losses on the sale or disposition of assets.  We exclude the effect of such gains and losses because we believe they do not accurately reflect the underlying performance of our operating businesses.

•

Transaction costs. In connection with our acquisition and disposition transactions, we incur costs consisting of investment banking, legal, transaction based compensation and other professional service costs.  We exclude acquisition and disposition related transaction costs expensed during the period because we believe these costs do not reflect the underlying performance of our operating businesses.

•

Severance and restructuring.  We exclude severance costs from planned reduction in force initiatives associated with restructuring activities intended to adjust our cost structure in response to changes in the business environment.  We believe these costs do not reflect the underlying performance of our operating businesses.  We do not exclude severance costs that are not associated with such restructuring activities.

•

Long-lived asset impairment charges.  We exclude non-cash long-lived asset impairment charges because we believe including them does not reflect the ongoing operating performance of our operating businesses.  Additionally, such impairment charges represent accelerated depreciation expense, and depreciation expense is excluded from EBITDA.

•

Losses of newly acquired, constructed or divested businesses.  The acquisition and construction of new businesses is an element of our growth strategy.  Many of the businesses we acquire have a history of operating losses and continue to generate operating losses in the months that follow our acquisition.  Newly constructed or developed businesses also generate losses while in their start-up phase.  We view these losses as both temporary and an expected component of our long-term investment in the new venture.  We adjust these losses when computing Adjusted EBITDAR and Adjusted EBITDA in order to better evaluate the performance of our mature ongoing business.  The activities of such businesses are adjusted when computing Adjusted EBITDAR and Adjusted EBITDA until such time as a new business generates positive Adjusted EBITDA.  The operating performance of new businesses is no longer adjusted when computing Adjusted EBITDAR and Adjusted EBITDA beginning in the period in which a new business generates positive Adjusted EBITDA and all periods thereafter.  The divestiture of underperforming or non-strategic facilities is also an element of our business strategy.  We eliminate the results of divested facilities beginning in the quarter in which they become divested.  We view the losses associated with the wind-down of such divested facilities as not indicative of the performance of our ongoing operating business.

•

Stock-based compensation.  We exclude stock-based compensation expense because it does not result in an outlay of cash and such non-cash expenses do not reflect the underlying operating performance of our operating businesses.

•

Other Items.  From time to time we incur costs or realize gains that we do not believe reflect the underlying performance of our operating businesses.  In the current reporting period, we incurred the following expenses that we believe are non-recurring in nature and do not reflect the ongoing operating performance of the Company or our operating businesses.

(1)

Skilled Healthcare and other loss contingency expense – We exclude the estimated settlement cost and any adjustments thereto regarding the four legal matters inherited by Genesis in the Skilled and Sun Transactions and disclosed in the commitments and contingencies footnote to our consolidated financial statements describing our material legal proceedings. In the three and six months ended June 30, 2016, we increased our estimated loss contingency expense by $13.6 million and $15.2 million, respectively, related to these matters.  In the three and six months ended June 30, 2015, we recorded $1.5 million, related to these matters.  We believe these costs are non-recurring in nature as they will no longer be recognized following the final settlement of these matters.  We do not exclude the estimated settlement costs associated with all other legal and regulatory matters arising in the normal course of business.  Also, we do not believe the excluded costs reflect the underlying performance of our operating businesses.

(2)

Regulatory defense and related costs – We exclude the costs of investigating and defending the matters associated with the Skilled Healthcare and other loss contingency expense as noted in footnote (1).  We believe these costs are non-recurring in nature as they will no longer be recognized following the final settlement of these matters. Also, we do not believe the excluded costs reflect the underlying performance of our business.

(3)

Other non-recurring costs – In the three and six months ended June 30, 2016, we excluded $0.1 million and $0.9 million, respectively, of costs incurred in connection with a settlement of disputed costs related to previously reported periods and a regulatory audit associated with acquired businesses and related to pre-acquisition periods.  We do not believe the excluded costs are recurring or reflect the underlying performance of our business.

Adjustments to EBITDA

•

Conversion to cash basis operating leases.  Our leases are classified as either operating leases, capital leases or financing obligations pursuant to applicable guidance under U.S. GAAP.  We view the primary provisions and economics of these leases, regardless of their accounting treatment, as being nearly identical.  Virtually all of our leases are structured with triple net terms, have fixed annual rent escalators and have long-term initial maturities with renewal options.  Accordingly, in connection with our evaluation of the financial performance of our business, we reclassify all of our leases to operating lease treatment and reflect lease expense on a cash basis.  This approach allows us to better understand the relationship in each reporting period of our operating performance, as measured by EBITDAR and Adjusted EBITDAR, to the cash basis obligations to our landlords in that reporting period, regardless of the lease accounting treatment.  This presentation and approach is also consistent with the financial reporting and covenant compliance requirements contained in all of our major lease and loan agreements.

•

Rent related to newly acquired, constructed or divested businesses.  Consistent with our treatment of excluding the EBITDAR of newly acquired, constructed or divested businesses, we exclude the rent expense associated with such businesses.  While such businesses are in their start-up or wind-down phase, we do not believe including such lease expense reflects the ongoing operating performance of our operating businesses.

GENESIS HEALTHCARE, INC.

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO GENESIS HEALTHCARE, INC. TO EBITDA, EBITDAR, ADJUSTED EBITDA AND ADJUSTED EBITDAR

(UNAUDITED)

(IN THOUSANDS)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Net loss attributable to Genesis Healthcare, Inc.	$(22,973)	$(19,186)	$(66,012)	$(131,752)
(Income) loss from discontinued operations, net of taxes	(61)	1,722	(23)	1,610
Net loss attributable to noncontrolling interests	(12,985)	(15,750)	(40,974)	(21,434)
Depreciation and amortization expense	67,953	53,605	129,718	113,538
Interest expense	133,860	126,385	269,041	247,698
Income tax expense (benefit)	3,086	(4,419)	6,150	(10,067)
EBITDA	$168,880	$142,357	$297,900	$199,593
Lease expense	36,968	38,959	74,284	75,378
EBITDAR	$205,848	$181,316	$372,184	$274,971
Adjustments to EBITDAR:
Loss on extinguishment of debt	468	-	468	3,234
Other (income) loss	(42,923)	50	(42,911)	(7,560)
Transaction costs	4,993	2,642	6,747	88,710
Severance and restructuring	3,800	720	6,816	2,379
Losses of newly acquired, constructed, or divested businesses	1,554	899	3,527	1,052
Stock based compensation	1,860	530	3,719	530
Skilled Healthcare and other loss contingency expense (1)	13,566	1,500	15,192	1,500
Regulatory defense and related costs (2)	118	(183)	1,058	461
Other non-recurring costs (3)	68	10,500	902	10,500
Adjusted EBITDAR	$189,352	$197,974	$367,702	$375,777
Less: GAAP lease expense	(36,968)	(38,959)	(74,284)	(75,378)
Less: Conversion to cash basis operating leases	(90,894)	(84,437)	(180,167)	(168,345)
Plus: Rent related to losses of newly acquired, constructed, or divested businesses	1,485	1,979	3,257	4,928
Adjusted EBITDA	$62,975	$76,557	$116,508	$136,982

GENESIS HEALTHCARE, INC.

RECONCILIATION OF FORWARD LOOKING NET LOSS ATTRIBUTABLE TO GENESIS HEALTHCARE, INC. TO EBITDA, EBITDAR, ADJUSTED EBITDA AND ADJUSTED EBITDAR

(UNAUDITED)

(IN THOUSANDS)

	Low End	Midpoint	High End

Net loss attributable to Genesis Healthcare, Inc.	$(172,716)	$(155,594)	$(138,607)
Income from discontinued operations, net of taxes	(46)	(46)	(46)
Net loss attributable to noncontrolling interests	(119,045)	(103,810)	(88,616)
Depreciation and amortization expense	271,184	261,184	251,184
Interest expense	540,692	535,692	530,692
Income tax expense	8,011	11,974	16,014
EBITDA	$528,080	$549,400	$570,621
Lease expense	149,180	148,180	147,180
EBITDAR	$677,260	$697,580	$717,801
Adjustments to EBITDAR:
Loss on extinguishment of debt	11,037	11,037	11,037
Other income	(42,911)	(42,911)	(42,911)
Transaction costs	18,994	16,994	14,994
Severance and restructuring	9,520	8,520	7,520
Losses of newly acquired, constructed, or divested businesses	8,056	7,056	6,056
Stock based compensation	8,438	7,438	6,438
Skilled Healthcare and other loss contingency expense (1)	15,192	15,192	15,192
Regulatory defense and related costs (2)	3,500	3,200	3,000
Other non-recurring costs (3)	902	902	902
Adjusted EBITDAR	$709,988	$725,008	$740,029
Less: GAAP lease expense	(149,180)	(148,180)	(147,180)
Less: Conversion to cash basis operating leases	(360,334)	(360,334)	(360,334)
Plus: Rent related to losses of newly acquired, constructed, or divested businesses	7,514	6,514	5,514
Adjusted EBITDA	$207,988	$223,008	$238,029